Exhibit 3.2

Number: C1206445

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that COLUMBIA CARE INC. changed its name to THE CANNABIST COMPANY HOLDINGS INC. on September 19, 2023 at 09:00 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On September 19, 2023 T.K. SPARKS Registrar of Companies Province of British Columbia Canada

 ELECTRONIC CERTIFICATE